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                                                                   Exhibit 23.3

                         Consent of Independent Auditors
                         -------------------------------



The Board of Directors
TCI Communications, Inc.:

We consent to the inclusion in the registration statement (No. 333-55755) on Form S-4, as amended, of Falcon Holding Group, L.P. and Falcon Holding Corporation of our report, dated March 4, 1998, relating to the combined balance sheets of the TCI Falcon Systems (as defined in Note 1 to the combined financial statements) as of December 31, 1996 and 1997, and the related combined statements of operations and parent's investment and cash flows for each of the years in the three-year period ended December 31, 1997, and to the reference to our firm under the heading "Experts" in the registration statement.


                                       KPMG Peat Marwick LLP

Denver, Colorado
July 30, 1998